Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments in Notes 3,4,7, and 15, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Forum Energy Technologies, Inc.’s Current Report on Form 8-K dated August 23, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

August 23, 2016